UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

DIVERSIFIED HEALTHCARE TRUST
(Name of Registrant as Specified In Its Charter)

FLAT FOOTED, LLC MARC ANDERSEN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participant named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders (the “Special Meeting”) of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

Item 1: On August 30, 2023, Flat Footed issued the following press release:

Flat Footed LLC Comments on Diversified Healthcare Trust’s Adjournment of Special Meeting of Shareholders

WILSON, Wyo.--(BUSINESS WIRE)--Flat Footed LLC (together with its affiliates, “FFL” or “we”), a top shareholder of Diversified Healthcare Trust (Nasdaq: DHC) (“DHC” or the “Company”) and the owner of approximately 9.8% of the Company’s outstanding common shares, today commented on DHC’s adjournment of its Special Meeting of Shareholders (the “Special Meeting”) to September 6, at 10:00 a.m. Eastern Time, where shareholders are scheduled to vote on the proposed merger with Office Properties Income Trust (Nasdaq: OPI) (“OPI”).

Marc Andersen, Managing Member of FFL, commented:

“We continue to believe that it is in the best interest of DHC shareholders to vote AGAINST the proposed merger with OPI at the adjourned Special Meeting.”

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Visit www.SaveDHC.com to Obtain Information on How to Vote on the GOLD Proxy Card AGAINST the DHC-OPI Merger.

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About Flat Footed

Flat Footed LLC is a special situation, value-oriented investment management firm focused on leveraged, asset-heavy companies with complex capital structures. The Flat Footed LLC team has cumulatively managed $2.8 billion since founding their first fund together in 1999. For more information, visit www.flatfootedllc.com.

Contacts

Flat Footed LLC
ir@flatfootedllc.com

Okapi Partners LLC
Mark Harnett, 212-297-0720
mharnett@okapipartners.com

or

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
FFL@longacresquare.com

Item 2: Also on August 30, 2023, Flat Footed posted the following materials to www.SaveDHC.com: